Exhibit 99.1

Contact:	Randall Weisenburger 212-415-3393

FOR IMMEDIATE RELEASE

Omnicom Reports Third Quarter 2005 Results

NEW YORK, October 25, 2005 — Omnicom Group Inc. (NYSE-OMC) today announced that net income for the third quarter of 2005 increased 11% to $161.7 million from $145.3 million in the third quarter of 2004. Diluted earnings per share in the third quarter of 2005 increased 14% to $0.90 per share from $0.79 per share in the third quarter of 2004.

Worldwide revenue increased 9% to $2,522.9 million from $2,319.0 million in the third quarter of 2004. Domestic revenue for the third quarter of 2005 increased 13% to $1,428.6 million from $1,261.3 million in the third quarter of 2004. International revenue increased 3% to $1,094.3 million from $1,057.7 million in the third quarter of 2004.

Net income for the nine months ended September 30, 2005 increased 11% to $538.1 million from $487.0 million in the same period in 2004. Diluted earnings per share for the nine months ended September 30, 2005 increased 13% to $2.95 per share in 2005 from $2.60 per share in the same period in 2004.

Worldwide revenue for the nine months ended September 30, 2005 increased 8% to $7,541.7 million from $6,958.1 million in the same period in 2004. Domestic revenue for the nine months ended September 30, 2005 increased 10% to $4,168.4 million from $3,781.6 million in the same period in 2004. International revenue for the nine months ended September 30, 2005 increased 6% to $3,373.3 million from $3,176.5 million in the same period in 2004.

Omnicom Group Inc. (NYSE-OMC) (www.omnicomgroup.com) is a leading global marketing and corporate communications company. Omnicom’s branded networks and numerous specialty firms provide advertising, strategic media planning and buying, direct and promotional marketing, public relations and other specialty communications services to over 5,000 clients in more than 100 countries.

For a live webcast and/or a replay of our third quarter earnings conference call, go to www.omnicomgroup.com/InvestorRelations.

Omnicom Group Inc.

(Unaudited)
(In Millions of Dollars, Except Per Share Data)

Three Months Ended September 30	2005	2004
Revenue	$ 2,522.9	$ 2,319.0

Operating expenses	2,248.4	2,071.6

Operating profit	274.5	247.4

Net interest expense	16.3	8.8

Income before income taxes	258.2	238.6

Income taxes	86.9	80.3

Income after income taxes	171.3	158.3

Equity in affiliates	6.9	3.2
Minority interests	(16.5)	(16.2)

Net income	$ 161.7	$ 145.3

Earnings per share
Basic	$ 0.90	$ 0.79
Diluted	$ 0.90	$ 0.79

Weighted average shares (in millions)
Basic	179.3	184.1
Diluted	180.6	184.6

Dividend declared per share	$ 0.225	$ 0.225

Omnicom Group Inc.

(Unaudited)
(In Millions of Dollars, Except Per Share Data)

Nine Months Ended September 30	2005	2004
Revenue	$ 7,541.7	$ 6,958.1

Operating expenses	6,628.0	6,137.6

Operating profit	913.7	820.5

Net interest expense	42.7	26.6

Income before income taxes	871.0	793.9

Income taxes	297.4	266.9

Income after income taxes	573.6	527.0

Equity in affiliates	17.2	10.5
Minority interests	(52.7)	(50.5)

Net income	$ 538.1	$ 487.0

Earnings per share
Basic	$ 2.97	$ 2.61
Diluted	$ 2.95	$ 2.60

Weighted average shares (in millions)
Basic	181.1	186.3
Diluted	182.5	187.5

Dividend declared per share	$ 0.675	$ 0.675